Form of AMENDED AND RESTATED
CONTINGENT DIVIDEND EQUIVALENT RIGHTS AGREEMENT

For officers

CONTINGENT DIVIDEND EQUIVALENT RIGHTS AGREEMENT executed in duplicate as of February 13, 2008 (the “Grant Date”), between Barnes Group Inc., a Delaware corporation (the “Company”), and    , an employee of the Company (the “Holder”)(the “CDER Agreement”), as amended and restated on December 31, 2008, effective January 1, 2009 (the CDER Agreement as so amended and restated being hereafter referred to as “the Agreement” or “this Agreement”).

The terms and conditions of the Agreement are set forth herein and shall apply on and after January 1, 2009. For the avoidance of doubt, and any provision of this Agreement to the contrary notwithstanding, if any provision of this Agreement (including in particular but without limitation any provision of Section 2 below) would change the time or form of payment of any amount that is payable under the CDER Agreement, such provision shall “apply only to amounts that would not otherwise be payable in 2008” within the meaning of paragraph .02 of §3 of Notice 2006-79 as modified by Section 3.01(B)(1) of Notice 2007-86, and shall be administered, interpreted and construed accordingly.

In accordance with the provisions of the Barnes Group Inc. Stock and Incentive Award Plan as amended and in effect from time to time on and after the Grant Date (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement and the payment of the cash compensation provided for therein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.
Grant of Contingent Dividend Equivalent Rights. Subject to the terms and conditions of this Agreement, the Company hereby grants the Holder contingent dividend equivalent rights (the “Rights”). The Rights entitle the Holder to receive from the Company the cash payments described in Section 2 below, if (and only if) Performance Share Awards are deemed earned during the Award Period pursuant to that certain Performance Share Award Agreement between the Company and the Holder dated February 13, 2008, as amended and restated on

December 31, 2008, effective January 1, 2009 (the “PSA Agreement”). Capitalized terms that are not defined in this Agreement and that are defined in the PSA Agreement or the Plan shall have the meanings assigned to them in the PSA Agreement or, if no meaning is assigned to them in the PSA Agreement, in the Plan.

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2.
Time and Amount of Contingent Dividend Equivalent Payments. On a date during the 43 day period beginning on the first day of February and ending on the 15th day of March that immediately follows any date on which Performance Share Awards are deemed earned during the Award Period under the PSA Agreement (which date during that 43 day period shall be determined by the Company), or, if Performance

Share Awards are deemed earned during the Award Period at the time of a Change in Control pursuant to Section 4(b) or Section 6 of the
PSA Agreement, on the date on which Performance Share Awards are deemed earned pursuant to Section 4(b) or Section 6 of the PSA Agreement, or if Performance Share Awards are deemed earned on December 31 of any Performance Year pursuant to Section 2 or Section 4(b) of the PSA Agreement and a Change in Control occurs after such December 31 and before Dividend Equivalents are paid on such Performance Share Awards during the 43 day period described in the first clause of this sentence, then on the date of such Change in Control, the Company will pay the Holder (or in the event of the death of the Holder, the Holder’s Beneficiary) an amount of money
(“Dividend Equivalents”) equal to the Fair Market Value on the money payment date of the aggregate number of shares of Common Stock that would have been credited to the Holder if, on each date on which a dividend other than a Common Stock dividend was paid to the holders of Common Stock the record date of which dividend fell during the period commencing on January 1, 2008 and ending on the date on which shares of Common Stock are issued to the Holder (or the Holder’s Beneficiary) in accordance with Section 3 or Section 6 of the PSA Agreement in payment of such earned Performance Share Awards(a “Dividend Payment Date”), the Company had credited the Holder on its books with a number of shares of Common Stock determined in accordance with the following formula:

(A x B) /C
in which “A” equals the number of such earned Performance Share Awards (in no event other than a Change in Control to exceed forty-one and two-thirds percent (41 2/3%)* of the number of Performance Share Awards stated in Section 1 of the PSA Agreement (rounded, in the case of a fraction, to the nearest whole Performance Share Award, as provided in Section 2(a) of the PSA Agreement) and, in the event of a
Change in Control, not to exceed 100% of the number of Performance Share Awards stated in Section 1 of the PSA Agreement, unless in either case the excess is attributable solely to an adjustment pursuant to Section 7 of the PSA Agreement) plus the aggregate number of shares of Common Stock credited to the Holder pursuant to this sentence before such Dividend Payment Date as dividend equivalents on such earned Performance Share Awards, “B” equals the dividend per share paid on such Dividend Payment Date, and “C” equals the Fair Market Value per share of Common Stock on such Dividend Payment Date. However, if the dividend is paid in property other than cash, the number of shares of Common Stock credited to the Holder in respect of such dividend pursuant to the preceding sentence shall be determined in accordance with the formula set forth above, except that “B” shall equal the fair market value on the Dividend Payment Date of the property which was paid per share of Common Stock as a dividend on such Dividend Payment Date.

* 125% of 33 1/3%

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If a dividend record date falls before the date on which shares of Common Stock are issued to the Holder (or the Holder’s Beneficiary) in accordance with Section 3 or Section 6 of the PSA Agreement in payment of such earned Performance Share Awards, but the related Dividend Payment Date falls after the date on which the Dividend Equivalents on such earned Performance Share Awards may be paid in accordance with the first sentence of this Section 2, then, notwithstanding the first sentence of this Section 2, the Dividend Equivalents on such earned Performance Share Awards shall to the extent attributable to the dividend that is payable on such Dividend Payment Date be paid on such Dividend Payment Date, unless such Dividend Payment Date falls after the 15 th day of March of the calendar year following the Performance Year in which such Performance Share Awards were deemed earned under the PSA Agreement, in which case it shall be assumed for purposes of the first sentence of this Section 2 that such Dividend Payment Date falls on such 15th day of March, so that the
Dividend Equivalents on such earned Performance Share Awards, including the portion thereof attributable to the dividend payable on such
Dividend Payment Date, may (and shall) be paid in full on or before such 15 th day of March. For example, if Performance Share Awards are deemed earned during the Award Period at the time of a Change in Control pursuant to Section 4(b) or Section 6 of the PSA Agreement, and a dividend record date falls before such Change in Control but the related Dividend Payment Date falls after such Change in Control, the Dividend Equivalents on the Performance Share Awards that are deemed earned at the time of such Change in Control shall be paid at the time of such Change in Control except to the extent of the Dividend Equivalent attributable to the dividend that is payable on the Dividend Payment Date that falls after the Change in Control, to which extent the Dividend Equivalent shall be paid on the Dividend Payment Date in question (assuming that it does not fall after the 15th day of March of the year following the Performance Year in which the Change in Control occurred). As another example, if (a) Performance Share Awards are deemed earned on December 31, 2008 pursuant to Section 2 of the PSA Agreement, (b) a dividend record date falls on March 10, 2009, (c) shares of Common Stock are issued to the Holder in payment of such earned Performance Share Awards on March 12, 2009, and (d) the Dividend Payment Date for the March 10 dividend record date falls on March 21, 2009, the Dividend Equivalents on the Performance Share Awards that are deemed earned on December 31, 2008 shall be paid in full by March 15, 2009, including any Dividend Equivalent attributable to the dividend payable on the March 21, 2009 Dividend Payment Date, which for purposes of calculating the Dividend Equivalents that are payable by March 15, 2009 shall be assumed to fall on March 15, 2009 rather than March 21, 2009.

Any provision of this Agreement to the contrary notwithstanding, in no event (except a Change in Control as a result of which Performance Share Awards are deemed earned pursuant to Section 4(b) or Section 6 of the PSA Agreement) shall

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any payment be made pursuant to this Section 2 unless the Committee certifies in writing that the performance goals and any other material terms (within the meaning of Treasury Regulation section 1.162-27(e)(5)) applicable to such payment were in fact satisfied. For clarification purposes, (i) Dividend Equivalents paid pursuant to this Agreement shall be non-forfeitable when paid, and (ii) the Holder will not be entitled to receive any Dividend Equivalents under this Agreement unless the Minimum Performance Goal set forth in Section 2 of the PSA Agreement is attained or exceeded for one or more of the Performance Years in the Award Period (as such terms are defined in Section 2 of the PSA Agreement) or unless a Change in Control (within the meaning of Section 4(b) and Section 6 of the PSA Agreement) occurs during the Award Period, and (iii) any provision of this Agreement to the contrary notwithstanding, in no event shall this Agreement entitle the Holder to receive shares of Common Stock or any property other than money. An example that illustrates the intended operation of this Section 2 appears in the Appendix.

3.
Additional Condition. If the Holder, at any time while Dividend Equivalents are payable hereunder: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accepts employment by, renders services for or otherwise assists any other business which competes with the business conducted by the Company or any of its Subsidiaries in which the Holder has worked during the Holder’s last two years with the Company or any of its Subsidiaries; (ii) directly or indirectly, hires or solicits or arranges for the hiring or solicitation of any employee of the Company or any of its subsidiaries, or encourages any such employee to leave such employment; (iii) uses, discloses, misappropriates or transfers confidential or proprietary information concerning the Company or any of its subsidiaries (except as required by the Holder’s work responsibilities with the Company or any of its subsidiaries); or (iv) is convicted of a crime against the Company or any of its subsidiaries; or (v) engages in any activity in violation of the policies of the Company or any of its subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engages in conduct adverse to the best interests of the Company or any of its subsidiaries; then should any of the foregoing events occur, the Rights shall be canceled, unless the Committee, in its sole discretion, elects not to cancel the Rights. The provisions of this Section 3 are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between the Holder and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

4.
No Assignment or Transferability. The Rights shall not be (i) assignable or subject to any encumbrance, pledge or charge of any nature, whether by operation of law or otherwise, (ii) subject to execution, attachment or similar process, or (iii) transferable by the Holder except by will or by the laws of descent and distribution or to a Beneficiary as defined in Section 2 of the Plan.

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5.
Withholding of Taxes. The Committee may cause to be made, as a condition precedent to any payment to be made hereunder, appropriate arrangements to satisfy any Federal, state or local taxes required by law to be withheld with respect to such payment.

6.
No Implied Promises. By accepting the Rights and executing the CDER Agreement, the Holder recognizes and agrees that the Company and its Subsidiaries, and each of their officers, directors, agents and employees, including but not limited to the Board of Directors of the Company and the Committee, in their oversight or conduct of the business and affairs of the Company and its Subsidiaries, may in good faith cause the Company and/or a Subsidiary to act or omit to act in a manner that will, directly or indirectly, prevent all or part of the Performance Share Awards from being earned. No provision of this Agreement shall be interpreted or construed to impose any liability upon the Company, any Subsidiary, or any officer, director, agent or employee of the Company or any Subsidiary, or the Board or the Committee, for any failure to earn Performance Share Awards or Dividend Equivalents that may result, directly or indirectly, from any such action or omission, or shall be interpreted or construed to impose any obligation on the part of any such entity or person to refrain from any such action or omission.

7.
Notices. Any notice hereunder by the Holder shall be given to the Senior Vice President, General Counsel and Secretary in writing and such notice by the Holder hereunder shall be deemed duly given or made only upon receipt by the Senior Vice President, General Counsel and Secretary at Barnes Group Inc., 123 Main Street, P. O. Box 489, Bristol, Connecticut 06011-0489, or at such other address as the Company may designate by notice to the Holder. Any notice to the Holder shall be in writing and shall be deemed duly given if delivered to the Holder in person or mailed or otherwise delivered to the Holder at such address as the Holder may have on file with the Company from time to time.

8.
Interpretation and Disputes. The Committee shall interpret and construe this Agreement and make all determinations hereunder. Any such interpretation, construction or determination shall be final, binding and conclusive on the Company and the Holder.

Any claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Administrator within thirty (30) days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (i) the resolution of the dispute; (ii) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (iii) thirty (30) days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not

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been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within fourteen (14) days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. The Holder and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and the Holder agrees that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

9.	General.

(a)
Nothing in this Agreement shall confer upon the Holder any right to continue in the employ or other service of the Company or any Subsidiary, or shall limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate the employment or other service of the Holder or adjust the compensation of the Holder. Nothing in this Agreement shall confer upon the Holder any right to receive shares of Common Stock or any right as a shareholder of the Company.

(b)	This Agreement shall be binding upon the successors and assigns of the Company and upon the Beneficiary, estate, legal representatives, legatees and heirs of the Holder.

(c)	This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(d)
Nothing in this Agreement is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any plan, practice or arrangement for the payment of compensation or fringe benefits to the Holder or any other employee of the Company or any of its subsidiaries which the Company or any of its subsidiaries now has or may hereafter put into effect, including without limitation any retirement, pension, savings or thrift, insurance, death benefit, stock purchase, incentive compensation or bonus plan.

(e)	Any money that is payable pursuant to this Agreement (other than Dividend Equivalents paid on Performance Share Awards that are deemed earned at

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the time of a Change in Control pursuant to Section 4(b) or Section 6 of the PSA Agreement) is intended to qualify as “performance- based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(f)
Any amount that may be earned pursuant to this Agreement is intended to qualify as a short-term deferral under Treasury Regulation section 1.409A-1(b)(4), or to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code, so that no amount that may be earned pursuant to this Agreement will be includible in the Holder’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code. The Rights and this Agreement shall be administered, interpreted and construed to carry out such intention, and any provision of this Agreement that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, the Company does not represent, warrant or guarantee that any amount that may be earned pursuant to this Agreement will not be includible in the Holder’s federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to the Holder as to the tax consequences of the Rights or this Agreement. Notwithstanding any provision of this Agreement to the contrary, (i) no “distributions” (within the meaning of Treasury Regulation section 1.409A-1(c)(3)(v)) of deferred compensation that is subject to Section 409A of the Internal Revenue Code of 1986 as amended (the “Code”) may be made pursuant to this Agreement to a “specified employee” (within the meaning of Treasury Regulation section 1.409A-1(i))(“Specified Employee”) due to a separation from service as defined in Treasury Regulation section 1.409A-1(h) (“Separation from Service”) before the date that is six months after the date of such Specified Employee’s Separation from Service (or, if earlier than the end of the six month period, the date of his or her death); and (ii) any distribution that, but for the preceding clause (i), would be made before the date that is six months after the date of the Specified Employee’s Separation from Service (a “Delayed Payment”) shall be paid on the first day of the seventh month following the date of his or her Separation from Service (or, if earlier, within 14 days after the date of his or her death). For the avoidance of doubt, the preceding sentence shall apply to any payment (and only to any payment) pursuant to this Agreement to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any payment that is not subject to Code Section 409A as a result of Treasury Regulation section 1.409A-1(b)(4) (relating to short-term deferrals) or otherwise. Also for the avoidance of doubt, any Delayed Payment shall continue to accrue Dividend Equivalents pursuant to Section 2 until it is paid pursuant to the preceding provisions of this Section 9(f). The Holder’s right to any series of payments of Dividend Equivalents that are to be paid pursuant to this Agreement shall be treated as a right to a series of separate payments within the meaning of Treasury Regulation section 1.409A-2(b)(2)(iii), including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation section 1.409A-1(b)(4).

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(g)
The Rights are intended to qualify as “Dividend Equivalents” and “Dollar-Denominated Awards” as defined in the Plan, a copy of which has been or is herewith being supplied to the Holder and the terms and conditions of which are hereby incorporated by reference. Anything herein to the contrary notwithstanding, each and every provision of this Agreement shall be subject to the terms and conditions of the Plan.

(h)
Except as otherwise provided in Section 10 below, this Agreement may only be amended in a writing signed by the Holder and an officer of the Company (other than the Holder) duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

10.	Consent to Certain Amendments and Provisions.

(a)
By executing the CDER Agreement, the Holder hereby irrevocably (i) authorizes the Committee or the Board of Directors of the Company (the “Board”), on or before December 31, 2008 or such later date(s), if any, to which the December 31, 2008 date set forth in paragraph .01 of section 3 of IRS Notice 2006-79 as modified by section 3.01(B)(1) of IRS Notice 2007-86 is hereafter extended (the “409A Documentary Compliance Date”), to amend the CDER Agreement and any “Prior Non-Grandfathered Compensation Arrangement” as defined in Section 10(b) below, in any respect that the Committee or the Board determines to be necessary, advisable or expedient to plan for, respond to, comply with or reflect Section 409A of the Code, and (ii) consents in advance to any and all such amendments of the CDER Agreement and any Prior Non-Grandfathered Compensation Arrangement, and (iii) consents in advance to any amendment of the Plan that the Board hereafter adopts on or before the 409A Documentary Compliance Date to plan for, respond to, comply with or reflect Section 409A of the Code, and (iv) agrees that the Holder’s consent to any such amendments of the CDER Agreement, any Prior Non-Grandfathered Compensation Arrangement and the Plan shall be as effective as if such amendments were fully set forth herein, and (v) waives any right s/he may have to consent to the amendment in question if for any reason the Holder’s consent to any of the aforementioned amendments is not legally effective, and (vi) recognizes and agrees that the Company does not represent, warrant or guarantee that any amendment of the CDER Agreement or any Prior Non-Grandfathered Compensation Arrangement or the Plan that is made pursuant to this Section 10(a), or any Different

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Identification Method that the Board or Committee may prescribe or Different Election that the Board or Committee may make in accordance with Section 10(c) below, will have its intended tax effect or will enable compensation to be exempt from or comply with Section 409A of the Code, and that the Company does not make any other representation, warranty or guaranty to the Holder as to the tax consequences of any such amendment, Different Identification Method or Different Election. For the avoidance of doubt, nothing in this Section 10(a) is intended to authorize or constitute the Holder’s consent to any amendment that would constitute a modification or extension of a stock option within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v). If and to the extent that, notwithstanding the foregoing, anything herein would be interpreted or construed to authorize or constitute the Holder’s consent to any such amendment, then to that extent the authorization or consent is hereby rescinded.

(b)
For purposes of Section 10(a) above, a “Prior Non- Grandfathered Compensation Arrangement” means any compensation arrangement between the Company and the Holder that was entered into before the Grant Date (whether or not paid in full before the Grant Date) except to the extent that the compensation payable (or paid) under such arrangement is “grandfathered” from Section 409A of the Code (i.e., is compensation to which Section 409A of the Code does not apply, according to Treasury Regulation section 1.409A-6 or any other applicable Treasury Department guidance). In no event shall an arrangement that is grandfathered from Section 409A in the absence of this Section 10 be deemed to be a Prior Non-Grandfathered Compensation Arrangement within the meaning of

Section 10(a). The Holder recognizes and agrees that Prior Non-Grandfathered Compensation Arrangements include, but may not be limited to, (i) any stock option, restricted stock unit, performance share, performance unit or contingent dividend equivalent award that the Company granted to the Holder after December 31, 2004 under the Plan, (ii) any restricted stock unit, performance-accelerated restricted stock unit, performance share, performance unit or contingent dividend equivalent award that the Company granted to the Holder before December 31, 2004 (whether under the Plan or otherwise) that was outstanding and unvested on that date, and (iii) any non-qualified deferred compensation plan, such as the Company’s Retirement Benefit Equalization Plan, Supplemental Executive Retirement Plan and Supplemental Senior Officer Retirement Plan, if and to the extent that the Holder accrued benefits or vested in benefits under such plan after that date.

(c)
The Holder agrees that, if at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, the Holder is in Salary Grade 20 or above or meets the requirements of Code section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code section 416(i)(5)),

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the Holder shall be treated as a “Specified Employee” within the meaning of Code Section 409A and Treasury Regulation section 1.409A-1(i) (or other similar or successor provisions)(“Specified Employee”) for purposes of this Agreement and any Prior Non- Grandfathered Compensation Arrangement and any compensation arrangement that may hereafter be adopted by the Company in which the Holder may participate (“Future Compensation Arrangement”) for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board or Committee hereafter prescribes a different method of identifying service providers who will be subject to the six month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six Month Delay”)(a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation section 1.409A-1(i) and the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether the Holder shall be treated as a Specified Employee shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. The Holder hereby irrevocably (i) consents to any such Different Identification Method that the Committee or Board may hereafter prescribe and any such Different Election that the Committee or Board may hereafter make in accordance with that Treasury Regulation or otherwise in accordance with Code Section 409A and the transition rules and official guidance thereunder, for purposes of identifying the service providers who will be subject to the Six Month Delay with respect to payments under this Agreement, any Prior Non-Grandfathered Compensation Arrangement and any Future Compensation Arrangement, and (ii) agrees that the Holder’s consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (iii) waives any right s/he may have to consent to the Different Identification Method or Different Election in question if for any reason the Holder’s consent to such Different Identification Method or Different Election is not legally effective.

IN WITNESS WHEREOF, the Company, with the consent of the Holder, has amended and restated the CDER Agreement on the date in 2008 indicated in the first paragraph hereof, effective January 1, 2009.
BARNES GROUP INC. BY:
Senior Vice President – Human Resources

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